ALVIN H. BENDER, C.PA.
                                 P.O. Box 36203
                           Phoenix, Arizona 85067-6203
                                 (602) 604-2354
                            Facsimile (602) 235-9040






July 25, 2002



novahead, Inc.
2001 East Campbell Avenue, Suite 105
Phoenix, AZ 85016-55'73

Re: Resignation of Auditor

To Whom It May Concern:

This is to confirm that the client-auditor relationship between novahead, hie., formerly Butterfield-Blair, hie., and Alvin H. Bender, C.P.A. terminated as of June 11, 2001. There were no disagreements between novahead, Inc. and Alvin H. Bender, C.P.A, at the time of the termination.

Very truly yours,

Alvin H. Bender, C.P.A.


/s/ Alvin H. Bender
Alvin H. Bender

AHB:as

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